                                                                   EXHIBIT 99

                             [Company letterhead]


For immediate release.                                 AMSERV HEALTHCARE INC.

                                                       Contact:  Gene Mora
                                                                 President
                                                                 619/597-1000
                                                                 Extension 210

             AMSERV HEALTHCARE INC. DECLARES DIVIDEND DISTRIBUTION
      OF PREFERRED SHARE PURCHASE RIGHTS AND SETS RECORD DATE FOR CONSENT
              SOLICITATION BY YORK HANNOVER PHARMACEUTICALS, INC.

San Diego, California, January 19, 1996--AMSERV HEALTHCARE INC. (NASDAQ:AMSR)

The Board of Directors of AMSERV HEALTHCARE INC. ("AMSERV") today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of AMSERV common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of newly created Class C Junior Participating Preferred Stock of the Company at an exercise price of $12.50. The Rights will be exercisable if a person or group acquires 10% or more of the Company's common stock or announces a tender offer for 10% or more of the common stock. The AMSERV Board will be entitled to redeem the Rights at $.001 per Right at any time before the tenth day after a person has acquired 10% or more of the outstanding common stock.

If a person acquires 10% or more of the outstanding common stock of AMSERV, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of AMSERV having a market value at that time of twice the Right's exercise price. Rights held by the 10% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If AMSERV is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The Rights are designed to assure that all AMSERV stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of AMSERV without paying all stockholders a control premium. As previously announced, AMSERV recently has entered into a letter of intent to merge with Star Multicare Services, Inc., NASDAQ:SCMS ("Star").

The dividend distribution will be payable to stockholders of record on Monday, January 29, 1996. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

"The Rights are intended to enable all AMSERV stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover," said Gene Mora, Chairman and Chief Executive Officer of AMSERV.

At the request of York Hannover Pharmaceuticals, Inc. ("York"), the Board of Directors of AMSERV also today set Monday, January 29, 1996 as the record date for AMSERV stockholders entitled to vote in a written consent solicitation by York. The consent solicitation seeks to remove the present members of the Board of Directors of AMSERV and replace them with a slate consisting entirely of York's own nominees.

AMSERV HEALTHCARE INC. is a health care company providing home care services, with six branch offices located in New Jersey and Ohio.



                                       2